UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 2 )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
NORTEL NETWORKS CORPORATION
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.
1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-1(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)      Amount Previously Paid:

2)      Form, Schedule or Registration Statement No.:

3)      Filing Party:

4)      Date Filed:

The attached e-mail supersedes the same document filed on February 27, 2008.

Notice of Electronic Distribution of Proxy-related Materials for the 2008 Annual Meeting of Shareholders (the “Meeting”) of Nortel Networks Corporation (“Nortel”)
As an option, stock appreciation right, restricted stock unit and/or performance stock unit holder with outstanding options, stock appreciation rights, restricted stock units and/or performance stock units issued under the Nortel Networks Corporation 1986 Stock Option Plan, as Amended and Restated and/or the Nortel Networks Corporation 2000 Stock Option Plan, and/or the Nortel 2005 Stock Incentive Plan as Amended and Restated, Nortel is providing you with the proxy circular and proxy statement (which includes the notice of meeting) for the Meeting and the 2007 annual report to shareholders (the “Materials”). Please note that as an option, stock appreciation right, restricted stock unit and/or performance stock unit holder, you are not entitled to vote your options, stock appreciation rights, restricted stock units and/or performance stock units in respect of the Meeting.
To access the Materials, please go to www.nortel.com/proxymaterials. Please note that you will be able to download and print the Materials if you wish to retain a hard copy.
While we believe that many employees prefer electronic access, you may receive paper copies of these reports by e-mailing nortel@computershare.com. Please ensure that you provide your full name and home mailing address.